UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

Sepracor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA		01752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On March 17, 2009, Sepracor Inc. (“Sepracor”) issued a press release announcing the final results of the offer by Sepracor to purchase for cash up to all of its outstanding 0% Convertible Senior Subordinated Notes due 2024 (the “Notes”) at a purchase price equal to $970 per $1,000 principal amount of the Notes upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 17, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).  The Offer expired at Midnight, New York City time, at the end of March 16, 2009.

Sepracor has been advised by Global Bondholders Services Corporation, the Depositary for the Offer, that Notes in an aggregate principal amount of $143,445,000 were validly tendered and not validly withdrawn prior to the expiration of the Offer.  Sepracor has accepted for purchase all Notes validly tendered and not validly withdrawn.  Sepracor will promptly forward cash in payment of the aggregate purchase price to the Depositary Trust Company for distribution to the holders of the tendered Notes.  The aggregate purchase price for all of the Notes validly tendered and not validly withdrawn, at a purchase price of $970 per $1,000 principal amount, will be $139,141,650.  Following Sepracor’s purchase of Notes pursuant to the Offer, Notes in an aggregate principal amount of $239,005,000 will remain outstanding.

A copy of the press release regarding that announcement is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01

(d) Exhibits.

99.1         Press Release, dated March 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: March 17, 2009	By:	/s/ Robert F. Scumaci
Name: Robert F. Scumaci
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release dated March 17, 2009